EXHIBIT 2.2



================================================================================


                             CONTRIBUTION AGREEMENT

                                      AMONG

                               USA NETWORKS, INC.,

                                   USANI LLC,

                                       AND

                              USA INTERACTIVE INC.
              (TO BE RENAMED USA/LYCOS INTERACTIVE NETWORKS, INC.)

                          DATED AS OF FEBRUARY 8, 1999


================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I.     THE CONTRIBUTION

      1.1     Parent and LLC Contributions............................         2
      1.2     Closing.................................................         2


ARTICLE II.    REPRESENTATIONS AND WARRANTIES OF PARENTS

      2.1     Organization and Good Standing..........................         2
      2.2     Capitalization..........................................         2
      2.3     Due Authorization; Execution and Delivery...............         3
      2.4     Absence of Breach; No Conflict..........................         3
      2.5     Brokers.................................................         4
      2.6     Commission Documents; Financial Information.............         4
      2.7     Approvals...............................................         6
      2.8     Benefit Arrangements....................................         6
      2.9     Transactions with Affiliates; Completeness of Assets....         8
      2.10    Absence of Changes; Conduct of Business.................         8
      2.11    Claims and Legal Actions................................         9
      2.12    Compliance with Laws....................................         9
      2.13    Intellectual Property; Proprietary Rights; Employee
              Restrictions............................................         9
      2.14    Certain Contracts.......................................        10
      2.15    Undisclosed Liabilities.................................        11
      2.16    Labor Matters...........................................        11
      2.17    Environmental Liability.................................        11
      2.18    Year 2000 Compliance....................................        12
      2.19    Properties..............................................        12
      2.20    Ownership of Lycos Common Stock.........................        13


ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF NEWCO

      3.1     Organization, Standing, and Authority...................        13
      3.2     No Business Activity....................................        13
      3.3     Authorization and Binding Obligation....................        13
      3.4     Capitalization..........................................        13
      3.5     Absence of Conflicting Agreements; Consents.............        14

ARTICLE IV.    TAX MATTERS

      4.1     Tax Representations.....................................        14
      4.2     Tax Indemnification by Newco............................        14
      4.3     Tax Indemnification by Parent and LLC...................        14
      4.4     Allocation of Certain Taxes.............................        14
      4.5     Filing Responsibility...................................        15
      4.6     Refunds.................................................        15
      4.7     Cooperation and Exchange of Information.................        15
      4.8     Carrybacks; Tax Sharing Agreements......................        16
      4.9     Survival................................................        17
      4.10    Payments................................................        17
      4.11    Timing Differences......................................        17
      4.12    Definitions.............................................        17


ARTICLE V.     ADDITIONAL COVENANTS

      5.1     Regulatory Matters......................................        18
      5.2     Conduct of Business Prior to the Effective Time.........        18
      5.3     Forbearances............................................        18
      5.4     Information and Access..................................        20
      5.5     Transactions with Affiliates............................        20
      5.6     Reservation and Listing of Newco Common Stock...........        21
      5.7     Further Action..........................................        21
      5.8     Employees...............................................        21
      5.9     Representations and Warranties..........................        24
      5.10    Voting of Parent TMCS Shares............................        24
      5.11    Indemnification of Officers and Directors...............        24
      5.12    Cash....................................................        24


ARTICLE VI.    CONDITIONS

      6.1     Conditions to Parent's Obligations......................        24
      6.2     Conditions to Newco's Obligations.......................        25


ARTICLE VII.          SURVIVAL AND INDEMNIFICATION

      7.1     Survival................................................        25
      7.2     Indemnification.........................................        25
      7.3     Third-Party Claims......................................        26

ARTICLE VIII.  TERMINATION

      8.1     Termination of the Merger Agreement.....................        27


ARTICLE IX.     GENERAL

      9.1     Definitions.............................................        27
      9.2     Efforts to Proceed Promptly.............................        30
      9.3     Standards; Disclosure Schedules.........................        31
      9.4     Notices.................................................        31
      9.5     Specific Enforcement....................................        32
      9.6     Severability............................................        32
      9.7     Entire Agreement........................................        33
      9.8     Amendment; Waiver.......................................        33
      9.9     Headings; References....................................        33
      9.10    Counterparts............................................        33
      9.11    Governing Law...........................................        33
      9.12    Public Announcement.....................................        33
      9.13    Third Party Beneficiaries...............................        33

                             CONTRIBUTION AGREEMENT


                  CONTRIBUTION AGREEMENT (the "Agreement"), dated as of February 8, 1999, among USA NETWORKS, INC. ("Parent"), USANi LLC ("LLC") and USA INTERACTIVE INC. ("Newco"). The Parties agree to consummate the following transactions (the "Contribution") upon the terms and subject to the conditions set forth herein. Capitalized terms used herein without definition have the meanings ascribed to such terms in Article IX hereof.

                  WHEREAS, as a condition to, and simultaneously with, the execution hereof, Parent, Lycos, Inc. ("Lycos"), Ticketmaster Online-CitySearch, Inc. ("TMCS"), Newco and certain subsidiaries of Newco (Lycos, TMCS, Parent, LLC and Newco, collectively, the "Parties") are entering into an agreement and plan of reorganization (the "Merger Agreement") pursuant to which, among other things, subject to the terms and conditions contained therein, each of Lycos and TMCS shall merge with wholly owned subsidiaries of Newco (collectively, the "Mergers" and together with the Contribution, the "Transactions") with Lycos and TMCS as the surviving corporations, and the shareholders of Lycos and TMCS shall receive shares of Newco Common Stock and Newco Class B Common Stock and Newco Series A Convertible Redeemable Preferred Stock in the Mergers as described in the Merger Agreement;

                  WHEREAS, as a condition, and simultaneously with, the execution hereof, Parent and TMCS are each entering into a stock option agreement with Lycos (the "Option Agreements" and together with this Agreement, the Merger Agreement and other agreements contemplated by the Merger Agreement, the "Transaction Agreements") pursuant to which, among other things, subject to the terms and conditions contained therein, Lycos has granted to TMCS and Parent options to acquire collectively up to an aggregate of 19.9% of the Lycos outstanding common stock in the event of certain events described therein;

                  WHEREAS, subject to the terms and conditions contained herein, the parties to this Agreement desire for Parent and/or LLC to contribute or cause to be contributed to Newco the Contributed Businesses in exchange for shares of Newco Class B Common Stock as described herein; and

                  WHEREAS, the contribution of the Contributed Businesses to Newco pursuant to this Agreement is intended to be a transaction that, taken together with the Mergers, constitutes an exchange described in Section 351 of the Code;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the other Transaction Agreements, and intending to be legally bound hereby, Parent and Newco hereby agree as follows:

                                    ARTICLE I
                                THE CONTRIBUTION

                  1.1. Parent and LLC Contributions. At the Closing, Parent or LLC shall cause to be contributed, transferred, assigned and conveyed (collectively, "Contribute") to Newco 100% of the equity of the entities (or their successors pursuant to the last sentence of this Section 1.1) listed on
Schedule 1.1 (the "Contributed Businesses") in exchange for 88,353,398 shares of Newco Class B Common Stock and 1,938,853 shares of Newco Series A Convertible Redeemable Preferred Stock. The form of contribution, which may include contributing some or all of the Contributed Businesses through transfer of all of the equity of a limited liability company or other entity, shall not adversely affect the benefits to Newco of the Contributed Businesses.

                  1.2. Closing. Subject to the conditions set forth below, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 promptly following the satisfaction or waiver of all of the conditions to the parties' respective obligations to consummate the transactions contemplated hereby (other than those requiring the delivery of documents or the taking of other action at the Closing) or such earlier date or time as may be agreed upon by the parties. The date on which the Closing is consummated is hereinafter called the "Closing Date."

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Except as disclosed in the Parent disclosure schedule delivered to Newco concurrently herewith (the "Parent Disclosure Schedule") and subject to the standard set forth in Section 9.3, Parent and LLC, jointly and severally, represent and warrant to Newco as follows:

                  2.1. Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. True and complete copies of the Certificate of Formation of LLC and all agreements relating to the governance of LLC, as in effect as of the date of this Agreement, have previously been made available by Parent to Lycos, except to the extent publicly available prior to the date hereof. Each of the entities comprising the Contributed Businesses (a) is (or if newly formed, will be) duly organized and validly existing under the laws of its jurisdiction of organization, (b) is (or if newly formed, will be) duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Parent Material Adverse Effect and (c) has or will have all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not have a Parent Material Adverse Effect.

                  2.2. Capitalization. The authorized capitalization, number of outstanding shares (and similar information for non-stock forms of ownership) and shareholders (or other persons and entities with ownership interests) of each of the entities comprising the Contributed Businesses as of the date hereof is set forth on Schedule 2.2. Except as set forth on Schedule 2.2, as of the date hereof, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the Contributed Businesses requiring or providing for, and there are no outstanding debt or equity securities of the Contributed Businesses which upon the conversion, exchange or exercise thereof would require or provide for, the purchase or issuance by any of the Contributed Businesses of any new or additional shares or ownership interests in the Contributed Businesses (or any other debt or equity securities of the Contributed Businesses) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares or ownership interests in the Contributed Businesses. There are no preemptive or other similar rights available with respect to the Contributed Businesses or other securities of the Contributed Businesses.

                  Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Contributed Businesses, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as set forth on Schedule 2.2.

                  2.3. Due Authorization; Execution and Delivery. The execution, delivery and performance of this Agreement and, in the case of Parent only, the Merger Agreement, and the agreements contemplated hereby and by any such other agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by each of the board of directors, managers or general partners, as appropriate, of Parent, LLC and each of the Contributed Businesses (including such authorization as may be required so that no state anti-takeover statute or similar statute or regulation including, without limitation, Section 203 of the Delaware General Corporation Law, is or becomes operative with respect to this Agreement or the transactions contemplated hereby), and no other corporate proceedings on the part of Parent, LLC, any of the Contributed Businesses or any of the holders of capital stock or other equity ownership interests in the Contributed Businesses are necessary to authorize this Agreement and, in the case of Parent only, the Merger Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and LLC and constitutes the legal, valid and binding obligation of each of Parent and LLC, enforceable against Parent and LLC in accordance with its terms, and the Merger Agreement has been duly executed and delivered by Parent and constitutes the legal and valid binding obligation of Parent, enforceable against Parent in accordance with its terms, in each case, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  2.4. Absence of Breach; No Conflict. Except as set forth on
Schedule 2.4 hereto, neither the execution and delivery of this Agreement by Parent or LLC and, in the case of Parent only, the Merger Agreement, nor the consummation by Parent or LLC of the transactions contemplated hereby or, in the case of Parent only, the Merger Agreement, nor compliance by Parent or by LLC with any of the terms or provisions hereof or, in the case of Parent only, the Merger Agreement, will (i) violate any provision of the certificate of incorporation, by-laws, operating agreements or partnership agreements, as appropriate, of Parent, LLC or the Contributed Businesses or (ii) assuming that the consents and approvals referred to in Section 2.7 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, LLC or any of the Contributed Businesses or any of the properties or assets of the Contributed Businesses or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Contributed Businesses under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the Contributed Businesses is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii)-(iii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Parent Material Adverse Effect.

                  2.5. Brokers. Other than Lazard Freres & Co. LLC and Allen & Company Incorporated, the fees of which shall be the responsibility of Parent and LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent and/or LLC.

                  2.6. Commission Documents; Financial Information. (a) The Parent Form 10-K in respect of the fiscal years ended December 31, 1997 and 1996 (the "Parent Forms 10-K") and each report, schedule, proxy, information statement or registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by Parent or any of its predecessors with the Securities and Exchange Commission (the "Commission") following December 31, 1996 and on or before the date hereof are collectively referred to as the "Parent Commission Documents." As of their respective filing dates, with respect to the Contributed Businesses, (i) the Parent Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Parent Commission Documents, and (ii) none of the Parent Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. The segment information for "Retailing" and "Ticketing operations" included in the Parent Commission Documents (i) comply as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and (ii) present fairly as of their respective dates, in all material respects, the results of operations of the Contributed Businesses (without giving effect to pro forma adjustments reflected on the Balance Sheet, as defined below) for each of the respective periods and each has been prepared in conformity with GAAP consistently applied during the periods involved except, in each case, as indicated in the notes thereto.

                  (b) Parent has previously made available to Newco copies of
(i) the audited consolidated balance sheets of Parent and its subsidiaries as of December 31, 1997 and 1996, and the related audited statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996, accompanied by the audit report of Ernst and Young LLP, independent public accountants with respect to Parent (as to the consolidated balance sheets as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for the two years in the period ended December 31, 1997) and the audit report of Deloitte & Touche LLP (as to the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995); the audited financial statements of Parent (including the related notes) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto; (ii) the audited consolidated balance sheets of the predecessor company to LLC and its subsidiaries as of December 31, 1997 and 1996, and the related audited statements of operations, members' equity and cash flows for the year ended December 31, 1997, in each case, accompanied by the audit report of Ernst and Young LLP, independent public accountants with respect to LLC; the audited financial statements of Parent and LLC (including the related notes) have been prepared in all material respects in accordance with GAAP consistently applied during the periods presented, except, in each case, as indicated in such statements or in the notes thereto; (iii) the unaudited balance sheet of HSN Group, Inc. as of December 31, 1998, and the related unaudited statement of operations for the year ended December 31, 1998; (iv) the unaudited balance sheet of HSN as of December 31, 1998, and the related unaudited statement of operations for the year ended December 31, 1998; (v) the unaudited consolidated balance sheets of Parent and its subsidiaries as of December 31, 1998, and the related unaudited statement of operations for the year ended December 31, 1998; (vi) the unaudited consolidated balance sheet of Internet Shopping Network as of December 31, 1998, and the related unaudited statements of operations; (vii) the unaudited balance sheet of Ticketmaster Group, Inc. as of December 31, 1998, and the related unaudited statement of operations for the year ended December 31, 1998; and the audited and unaudited historical financial statements referred to in this Section 2.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial positions of the applicable entity or entities or, as the case may be, its or their predecessors, for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; and (viii) the unaudited pro forma balance sheet of the Contributed Businesses as of December 31, 1998. The books and records of Parent and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP consistently applied and any other applicable legal and accounting requirements and reflect only actual transactions, except as would not have a Parent Material Adverse Effect. The unaudited pro forma balance sheet of the Contributed Businesses as of December 31, 1998 is referred to herein as the "Balance Sheet," and December 31, 1998, is referred to herein as the "Balance Sheet Date." The Balance Sheet is based on the historical financial statements of the respective entities as adjusted to exclude certain assets and liabilities, primarily cash, intercompany accounts with Parent, deferred and current tax accounts and minority interest (the "pro forma adjustments"). The pro forma statements should be read in conjunction with the audited and unaudited financial statements, including the related notes where applicable, of Parent and LLC. The Balance Sheet presents fairly in all material respects the financial position of the Contributed Businesses as of December 31, 1998 after giving effect to the pro forma adjustments. At the Closing and except as reflected on the Balance Sheet, the Contributed Businesses shall have no indebtedness for borrowed money other than debt of Pacer/CATS Corporation (now PCC Management Corporation), which shall not exceed the amount set forth with respect thereto on the Balance Sheet plus accrued interest. The indebtedness for borrowed money of Pacer/CATS Corporation is not guaranteed by any Contributed Business nor does such indebtedness contain any provision that would cause a cross default under any other instrument that would bind the Contributed Businesses.

                  2.7. Approvals. Except (a) as set forth on Schedule 2.7(a) hereof, and (b) for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act, the Exchange Act any state or foreign agencies and approval of such filings, notices or applications, no notices, reports or other filings are required to be made by Parent, LLC or any of the Transferring Entities with, nor are any consents, registrations, applications, approvals, permits, licenses or authorizations required to be obtained by Parent, LLC or any of the Transferring Entities from, any public or governmental authority or other third party in connection with the execution and delivery of this Agreement and, in the case of Parent only, the Merger Agreement, and the consummation of the Transactions (other than consents that would not, if not given, have a Parent Material Adverse Effect).

                  2.8. Benefit Arrangements. (a) Promptly following the date hereof, Parent will provide Schedule 2.8(a) containing a true and complete list of all material employee benefit plans or arrangements that cover any employee of the Contributed Businesses (the "Contributed Employees") including any employment, severance, or other similar contract, arrangement, or policy and each material plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits (collectively, "Benefit Arrangements"). Such list shall also denote all Benefit Arrangements pursued or maintained by the Contributed Businesses that do not provide benefits for other employees of Parent (a "Contributed Benefit Arrangement"). There is no formal commitment, whether legally binding or not, to create any additional Benefit Arrangements or to modify or change any existing Benefit Arrangements. With respect to each Benefit Arrangement, Parent has provided, or prior to the Closing Date, will provide to Newco true and complete copies of: (i) all Benefit Arrangement documents and all amendments thereto; and
(ii) the most recent summary plan descriptions.

                  (b) No Benefit Arrangement is an "employee pension benefit plan," as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code. No Benefit Arrangement provides post-retirement welfare benefits, except as required by law or which would not have a Parent Material Adverse Effect. None of the Contributed Businesses has incurred or expects to incur any liability or lien under Title IV of ERISA or Section 412 of the Code, which liability or lien would be reasonably expected to have a Parent Material Adverse Effect.

                  (c) None of the Contributed Businesses, nor any entity required to be combined with the Contributed Businesses under Section 414(b),
Section 414(c), Section 414(m), or Section 414(o) of the Code (an "ERISA Affiliate"), has incurred, or expects to incur solely as a result of the consummation of the Contribution (including any termination of employment in connection therewith), any cost, fee, expense, liability, claim, suit, obligation, or other damage with respect to any pension plan or any Benefit Arrangement that could give rise to the imposition of any liability, cost, fee, expense, or obligation on Newco or any of its affiliates, which would be reasonably expected to have a Parent Material Adverse Effect, and, to Parent's knowledge, no facts or circumstances exist that could give rise to any such cost, fee, expense, liability, claim, suit, obligation, or other damage, which would be reasonably expected to have a Parent Material Adverse Effect.

                  (d) Neither the execution and delivery of this Agreement nor the consummation of the Contribution (including any terminations of employment in connection therewith) will (i) increase any benefits otherwise payable under any Benefit Arrangement, which would be reasonably expected to have a Parent Material Adverse Effect, (ii) result in the acceleration of the time of payment or vesting of any such payment, or (iii) obligate Newco or the Contributed Businesses to make any payment to any Contributed Employee that will not be deductible as a result of the application of Section 280G of the Code, which would be reasonably expected to have a Parent Material Adverse Effect.

                  (e) No controversies, disputes, or proceedings are pending or, to Parent's knowledge, threatened, between any of the Contributed Businesses or Benefit Arrangements and any Contributed Employee or any governmental agency (other than routine claims for benefits), which would be reasonably expected to have a Parent Material Adverse Effect.

                  (f) Except where any such failure would not be reasonably expected to have a Parent Material Adverse Effect, all Benefit Arrangements (i) comply in all material respects with applicable law, including but not limited to ERISA and the Code, (ii) have been administered in all material respects in accordance with their terms, and (iii) all required contributions have been made to such Benefit Arrangements. All Benefit Arrangements that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the Internal Revenue Service, and Parent has no knowledge of any events that would cause such letter to be revoked. Except as set forth on Schedule 2.8(f), none of Parent, the Contributed Businesses, their affiliates or any other person, including any fiduciary, has engaged in a transaction in connection with which the Contributed Businesses or any Contributed Benefit Arrangement will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

                  (g) Except where the failure to do so would not have a Parent Material Adverse Effect, all Benefit Arrangements subject to or governed by the law or a jurisdiction outside of the United States comply with applicable local law and are funded and/or book reserved (or otherwise reflected on the Balance Sheet) with respect to the Contributed Employees in a manner sufficient to provide for accrued benefits according to reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Benefits Arrangements.

                  2.9. Transactions with Affiliates; Completeness of Assets. Except as set forth on Schedule 2.9, there are no material agreements between the Contributed Businesses, on the one hand, and Parent or any of its Subsidiaries (other than the entities comprising the Contributed Businesses or TMCS), on the other hand, relating to the business or operations of the Contributed Businesses, except for transactions on an arm's-length basis, transactions pursuant to customary intercompany management and operations and transactions that are not material to the Contributed Businesses. With respect to the Contributed Businesses, neither Parent nor any of its Subsidiaries (other than the Contributed Businesses or TMCS) owns any asset, property or right, tangible or intangible, that is primarily used or held for use in the business or operations of the Contributed Businesses, other than such assets, properties and rights that will be included in the Contributed Businesses and provided that the Contributed Businesses do not include certain incidental businesses that are primarily related to the other businesses of Parent and its Subsidiaries (other than the Contributed Businesses and TMCS). The Contributed Businesses include all of the assets used or held for use by Parent and its Subsidiaries (other than TMCS) in connection with Parent's conduct of the business and operations of the Contributed Businesses and the Contributed Businesses do not include any other assets. The business and operations of the Contributed Businesses include without limitation all online businesses, automated ticketing services and on-air home shopping businesses (other than such activities, services and businesses that are incidental to Parent's other lines of businesses, such as SciFi.com and USA Network.com) owned or operated by Parent or any of its Subsidiaries (other than TMCS).

                  2.10. Absence of Changes; Conduct of Business. Except as disclosed in the Parent Commission Documents, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on the Contributed Businesses. Except as disclosed in the Parent Commission Documents, since the Balance Sheet Date, Parent, LLC and the Transferring Entities have, in all material respects, conducted their business operations relating to the Contributed Businesses in the ordinary course, and there has not occurred any event or condition having or that would have a Parent Material Adverse Effect. Without limiting the generality of the foregoing, other than as is disclosed in the Parent Commission Documents or on Schedule 2.10 hereto, since the Balance Sheet Date there has not occurred:

                  (a) any change or agreement to change the character or nature of the Contributed Businesses in any material respects;

                  (b) other than in the ordinary course, any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties contained in the Contributed Businesses;

                  (c) any waiver or modification by Parent or LLC or the Transferring Entities of any right or rights of substantial value, or any material payment, direct or indirect, in satisfaction of any liability with respect to the Contributed Businesses;

                  (d) any change in the accounting principles, methods, practices or procedures followed by Parent, LLC or the Transferring Entities in connection with the Contributed Businesses or any change in the depreciation or amortization policies or rates theretofore adopted by Parent, LLC or the Transferring Entities in connection with the Contributed Businesses;

                  (e) any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of any of the entities comprising the Contributed Businesses; or

                  (f) except for (i) such actions as are in the ordinary course of business (ii) required by applicable law, or (iii) for liabilities that would not be the responsibility of the Contributed Businesses following the Closing,
(A) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director of the Contributed Businesses from the amount thereof in effect as of December 31, 1998, or (B) the grant of any severance or termination pay, the entering into of any contract to make or grant any severance or termination pay or to pay any bonuses (other than customary year-end bonuses for fiscal 1998) or (ii) any strike, work stoppage, slowdown, or other labor disturbance which would have, either individually or in the aggregate, a Parent Material Adverse Effect; or

                  (g) any agreement with respect to any of the foregoing.

                  2.11. Claims and Legal Actions. Except as disclosed in the Parent Commission Documents, there are no judicial, administrative, arbitral or other actions, suits, claims, inquiries, investigations or proceedings in respect of the Contributed Businesses or challenging the validity or propriety of the transactions contemplated by this Agreement (whether of a public or private nature) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect on the Contributed Businesses considered as a whole. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of the Contributed Businesses that has had, or will have, either individually or in the aggregate, a Parent Material Adverse Effect.

                  2.12. Compliance with Laws. Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of the Contributed Businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental entity relating to the Contributed Businesses, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Parent Material Adverse Effect.

                  2.13. Intellectual Property; Proprietary Rights; Employee Restrictions. (a) Parent or its Subsidiaries owns or has the right to use all material registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names, or Internet domain names (collectively, "Intellectual Property Rights") used by Parent or its Subsidiaries principally in connection with the Contributed Businesses, except for the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent believes that the Intellectual Property Rights used by Parent or its Subsidiaries principally in connection with the Contributed Businesses are sufficient to carry on the Contributed Businesses as presently conducted. The Contributed Businesses have, or will have prior to the Closing Date, exclusive ownership of or a license to use all Intellectual Property Rights used by Parent or its subsidiaries principally in connection with the Consolidated Businesses that Parent and its Subsidiaries owns or has the right to use (provided, however, that the Contributed Businesses shall have no right to use the "USA Networks" name, or names derivative thereof, which right is expressly retained by Parent). The present business activities or products of the Contributed Businesses do not infringe any Intellectual Property Rights of others, except as would not have a Parent Material Adverse Effect. Parent has not received any written notice or other claim or to the knowledge of Parent, oral notice or other claim, from any person asserting that any of Parent's present activities in connection with the Contributed Businesses infringe or may infringe any Intellectual Property Rights of such person.

                  (b) (i) Parent or its Subsidiaries have, and the Contributed Businesses will have prior to the Closing Date, the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted by the Contributed Businesses; (ii) Parent or its Subsidiaries have taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) to the knowledge of Parent, all trade secrets and other confidential information of Parent or its Subsidiaries and related to the Contributed Businesses are not part of the public domain or knowledge, nor, to the knowledge of Parent, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for Parent; and
(iv) to the knowledge of Parent, no employee or consultant of Parent or any or its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for Parent or such Subsidiary in connection with the Contributed Businesses.

                  (c) To the knowledge of Parent, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by Parent or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property Rights there of Parent. Parent is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights used in connection with the Contributed Business in any of its technology or services, or any violation of the confidentiality of any of its proprietary information. To Parent's knowledge, Parent is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Contributed Businesses.

                  2.14. Certain Contracts. (a) Except as set forth on Schedule 2.14, as relates to the Contributed Businesses, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees of the Contributed Businesses, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due to any officer or employee of the Contributed Businesses, (iii) which materially restricts the conduct of any line of business of the Contributed Businesses, (iv) with or to a labor union or guild

(including any collective bargaining agreement) or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the Transactions, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Parent has previously made, or will make, available to Newco true and correct copies of all material employment and deferred compensation agreements which are in writing and to which Parent or any of its Subsidiaries is a party and relate to the Contributed Businesses. Each contract, arrangement, commitment or understanding of the type described in this
Section 2.14(a), whether or not set forth in the Parent Disclosure Schedule, is referred to herein as a "Parent Contract," and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Parent Material Adverse Effect.

                  (b) (i) Each Parent Contract is valid and binding on Parent or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance, either individually or in the aggregate, will not have a Parent Material Adverse Effect, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, will not have a Parent Material Adverse Effect.

                  2.15. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice, since the Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Parent Material Adverse Effect.

                  2.16. Labor Matters. Except as disclosed in the Parent Commission Documents publicly filed prior to the date hereof or as set forth on
Schedule 2.14 hereto, none of the Contributed Businesses is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, are any of the Contributed Businesses the subject of any material proceeding asserting that any of the Contributed Businesses has committed (in each case, which will have, either individually or in the aggregate, a Parent Material Adverse Effect) an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Parent, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any of the Contributed Businesses.

                  2.17. Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on any of the Contributed Businesses of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to Parent's knowledge, threatened against any of the Contributed Businesses, which liability or obligation will, either individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Parent Material Adverse Effect. With respect to the Contributed Businesses, Parent is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Parent Material Adverse Effect.

                  2.18. Year 2000 Compliance. Parent has adopted and implemented a commercially reasonable plan to provide (a) that the change of the year from 1999 to the year 2000 will not materially and adversely affect the information and business systems or online operations of any of the Contributed Businesses and (b) that the impacts of such change on the vendors and customers of the Contributed Businesses will not have a Parent Material Adverse Effect. In Parent's reasonable best estimate, no expenditures materially in excess of currently budgeted items previously disclosed to Newco will be required in order to cause the information and business systems of the Contributed Businesses and its Subsidiaries to operate properly following the change of the year 1999 to the year 2000. Parent reasonably expects that it will resolve any issues related to such change of the year that could reasonably be expected to have a material impact upon the Contributed Businesses in accordance with the timetable contemplated by such plan (and in any event on a timely basis in order to be resolved before the year 2000). Between the date of this Agreement and the Effective Time, Parent shall continue to use all commercially reasonable efforts to implement such plan.

                  2.19. Properties. (a) None of the Contributed Businesses is in default under any of their respective leases for real property, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of any such entity under any of such leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

                  (b) Except as set forth on Schedule 2.19, with respect to each item of real property owned by the Contributed Businesses, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) such entity has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any lien, encumbrance, security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, subject to ordinary wear and tear, and free in each case of material defects.

                  2.20. Ownership of Lycos Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of Lycos common stock.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF NEWCO

                  Newco represents and warrants to Parent and LLC as follows:

                  3.1. Organization, Standing, and Authority. Newco is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Newco has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and the documents contemplated hereby (to the extent a party to such documents), and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by them hereunder and thereunder.

                  3.2. No Business Activity. Newco is a corporation newly formed solely for the purpose of consummating the Transactions and has not engaged in any business activity except in connection with this Agreement and consummation of the Transactions.

                  3.3. Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Merger Agreement, and each of the agreements contemplated hereby and thereby, and the consummation of the Transactions by Newco (with respect to such agreements to which it is a party) have been duly authorized by all necessary corporate action on the part of Newco. This Agreement and the Merger Agreement have each been duly executed and delivered by Newco and constitute the legal, valid, and binding obligation of Newco, enforceable against Newco in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  3.4. Capitalization. (a) The authorized capitalization of Newco as of the date hereof consists of: 1,000,000,000 shares of Common Stock, $.01 par value per share ("Newco Common Stock"), 600,000,000 shares of Newco Class B Common Stock, $.01 par value per share ("Newco Class B Common Stock" and together with Newco Common Stock, "Newco Stock"), and 150,000,000 shares of preferred stock, $.01 par value per share, of Newco ("Newco Preferred Stock"), of which, as of the date hereof, there were 10 shares of Newco Class B Common Stock outstanding, all of which shares are owned by Parent, no shares of Newco Common Stock outstanding and no shares of Newco Preferred Stock outstanding. Such shares outstanding on the date hereof are duly authorized, validly issued and fully paid and nonassessable. As of the date hereof, except pursuant to the Transaction Agreements, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon Newco requiring or providing for, and there are no outstanding debt or equity securities of Newco which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Newco of any new or additional shares of Newco Stock (or any other securities of Newco) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares of Newco Stock. There are no preemptive or other similar rights available to the existing holder of Newco Stock except as contemplated by the Transaction Agreements. Upon issuance of shares of Newco Class B Common Stock pursuant to this Agreement, such shares of Newco Class B Common Stock will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights.

                  3.5. Absence of Conflicting Agreements; Consents. Subject to any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the Exchange Act, the execution, delivery and performance of this Agreement, the Merger Agreement and the documents contemplated hereby and thereby by Newco (with or without the giving of notice, the lapse of time, or both): (a) do not require any notices, reports or other filings to be made by Newco with any public or governmental authority;
(b) do not require the consent of any third party (including any governmental or regulatory authority); (c) will not conflict with any provision of the Certificate of Incorporation or By-Laws of Newco, and (d) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality applicable to Newco except, in the case of clauses (a), (b) and
(d), for violations, breaches, contraventions or conflicts, which would not have a Newco Material Adverse Effect.

                                   ARTICLE IV
                                   TAX MATTERS

                  4.1. Tax Representations. Parent represents and warrants to Newco that all material Returns required to be filed for taxable periods ending on or prior to the Closing Date by the Contributed Businesses have been or will be filed in accordance with all applicable laws, and all Taxes due by the Contributed Businesses have been or will be paid, except where the failure to so file or so pay would not, in the aggregate, have a Parent Material Adverse Effect.

                  4.2. Tax Indemnification by Newco. Newco shall be liable for, and shall hold the Parent Indemnified Parties (and the direct and indirect owners of LLC), and any successor thereto or affiliates thereof harmless from and against, any and all Taxes with respect to Newco, any of its Subsidiaries or any of the Contributed Businesses for any taxable period, other than Taxes for which Parent or LLC is liable pursuant to Section 4.3.

                  4.3. Tax Indemnification by Parent and LLC. Parent or LLC shall be liable for, and shall hold the Newco Indemnified Parties harmless from and against: (i) any Income Taxes and any Sales Taxes with respect to the Contributed Businesses for any period (or portion thereof) ending on or prior to the Closing Date (calculated based on a closing of the books of the Contributed Businesses as of the Closing Date) and (ii) any several liability under Treasury Regulation Section 1.1502-6 (or under any comparable or similar provision under state, local or foreign laws or regulations) with respect to any Consolidated Return Taxes.

                  4.4. Allocation of Certain Taxes. The Parties agree that if any entity transferred to Newco is permitted but not required under applicable foreign, state or local Income Tax laws or Sales Tax laws, respectively, to treat the day before the Closing Date or the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period for purposes of such relevant Tax law.

                  4.5. Filing Responsibility. (a) Any Return with respect to the Contributed Businesses shall be prepared and filed by the person required under the law to file such Return.

                  (b) With respect to any Income Tax or Sales Tax Return required to be filed by Newco or any of its Subsidiaries that could reasonably be expected to include or affect the Taxes for which Parent or LLC is liable under Section 4.3, Newco shall deliver to Parent for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of its proposed Return no later than 45 days prior to the due date (including extensions).

                  4.6. Refunds. (a) Parent or the LLC, as the case may be, shall be entitled to any refunds, and the benefit of any credits, of or with respect to any Income Taxes and any Sales Taxes with respect to the Contributed Businesses for any period (or portion thereof) ending on or prior to the Closing Date (calculated based on a closing of the books of the Contributed Businesses as of the Closing Date). Subject to the provisions of Section 4.8, Newco shall be entitled to any other refunds and credits of Taxes with respect to any of the Contributed Businesses for any taxable period.

                  (b) Newco shall promptly forward to Parent or LLC, respectively, any refunds or credits received by Newco or any of its Subsidiaries to which Parent or LLC is entitled under Section 4.6(a). Parent or LLC shall promptly forward to Newco any refunds or credits received by Parent (or any of its Subsidiaries, other than Newco or any of its Subsidiaries) or LLC (or any of its Subsidiaries, other than Newco or any of its Subsidiaries), respectively, to which Newco is entitled under Section 4.6(a).

                  4.7. Cooperation and Exchange of Information. (a) The Parties shall cooperate with one another with respect to Tax matters. As soon as practicable, but in any event within thirty (30) days after request by Parent or LLC, from and after the Closing Date, Newco shall provide Parent or LLC with such cooperation and shall deliver to Parent or LLC such information and data concerning the operations of the Contributed Businesses and make available such knowledgeable employees of the Contributed Businesses as Parent or LLC may reasonably request, in order to enable Parent or LLC to complete and file all Returns which it or any of its Subsidiaries may be required to file with respect to the operations and business of the Contributed Businesses or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable Parent or LLC to satisfy its internal accounting, Tax and other legitimate requirements. Such cooperation and information by or from Newco shall include provision of powers of attorney for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Contributed Businesses, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which Newco or its Subsidiaries may possess. As soon as practicable, but in any event within thirty
(30) days after request by Newco, from and after the Closing Date, Parent and LLC shall each provide Newco with such cooperation and shall deliver to Newco such information and data concerning the pre-Closing operations of the Contributed Businesses and make available such knowledgeable employees of Parent or LLC as Newco may reasonably request, in order to enable Newco to complete and file all Returns which it or any of its Subsidiaries may be required to file with respect to the operations and business of the Contributed Businesses or to respond to audits by any Taxing Authorities with respect to such operations. Such cooperation and information by or from Parent or LLC shall include furnishing records concerning the ownership and Tax basis of property, which Parent or LLC may possess. The Parties shall make their and their Subsidiaries' employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

                  (b) For a period of seven (7) years after the Closing Date or such longer period as may be required by law, Newco shall, and shall cause its Subsidiaries to, retain all, and neither destroy nor dispose of any, Returns, books and records (including computer files) of, or with respect to the activities of, the Contributed Businesses for all taxable periods ending on or prior to the Closing Date. Thereafter, Newco shall not, and shall cause its Subsidiaries not to, destroy or dispose of any such Returns, books or records unless it first offers in writing to deliver such Returns, books and records to Parent and LLC (at the expense of Parent and LLC) and Parent and LLC fail to accept such offer within sixty (60) days of its being made.

                  (c) The Parties shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing relevant portions of prior years' Returns or Return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, and furnishing such other information within such Party's possession reasonably requested by the person filing such Returns as is relevant to their preparation. In the case of any federal, state, local or foreign joint, consolidated, combined, unitary or group relief system Returns, such cooperation shall also relate to any other taxable periods in which one Party could reasonably require the assistance of another Party in obtaining any necessary information.

                  (d) Parent shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment to the extent relating to any Income Taxes or Sales Taxes of the Contributed Businesses for any taxable period (or portion thereof) ending on or before the Closing Date. Newco shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to all other Taxes with respect to the Contributed Businesses. The Parties shall cooperate with one another in a manner comparable to that described for such Party in paragraph (a) of this Section to effect the purposes of this Section.

                  4.8. Carrybacks; Tax Sharing Agreements. The Contributed Businesses shall not carry back any deductions, losses or credits to a taxable period (or portion thereof) ending on or prior to the Closing Date with respect to any consolidated, combined, unitary or group relief system Taxes without the prior written consent of Parent. Any Tax sharing agreement between Parent or

LLC, on the one hand, and any of the Contributed Businesses, on the other hand, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year.

                  4.9. Survival. Notwithstanding any other provision of this Agreement, the provisions of this Article IV, other than Section 4.1, shall survive the Closing until the expiration of all applicable statutes of limitations.

                  4.10. Payments. To the extent not paid prior to the Closing Date, in the case of Separate Return Taxes of the Contributed Businesses for which Parent or LLC, respectively, is liable pursuant to Section 4.3, Parent or LLC, respectively, shall pay Newco as a contribution to capital the amount of such Taxes on or prior to the date such Taxes are due to the relevant Taxing Authority. Newco shall, or shall cause, such amounts to be paid over to the Taxing Authority.

                  4.11. Timing Differences. (a) In the event of any adjustment, including a final determination, of a Tax item attributable to the Contributed Businesses that results in a Tax benefit or Tax detriment for the account of one Party (the "Adjusted Party") and a corresponding Tax detriment or Tax benefit (the "Corresponding Item") for the account of another Party (the "Corresponding Party"), then, no later than five business days after the Corresponding Item is actually realized (i) if the Corresponding Item is a Tax benefit, the Corresponding Party shall pay the Adjusted Party and (ii) if the Corresponding
Item is a Tax detriment, the Adjusted Party shall pay the Corresponding Party, in each case, the lesser of the Tax benefit and the Tax detriment.

                  (b) Section 4.11(a) shall not apply to any change in a Tax item arising as a result of a claim for refund initiated by the taxpayer.

                  4.12. Definitions. For purposes of this Article IV, the following terms shall have the meanings ascribed to them below:

                  (a) "Consolidated Return Taxes" shall mean any Income Taxes and any Sales Taxes that are filed on a consolidated, combined, unitary or group relief system basis that include any of the Contributed Businesses, on the one hand, and Parent, LLC or any of their respective Subsidiaries, other than the Contributed Businesses, on the other hand.

                  (b) "Income Taxes" means all Taxes based upon or measured by income.

                  (c) "Returns" means returns, reports and forms required to be filed with any domestic or foreign Taxing Authority.

                  (d) "Separate Return Taxes" means Income Taxes and Sales Taxes other than Consolidated Return Income Taxes.

                  (e) "Sales Taxes" shall mean sales Taxes and use Taxes.

                  (f) "Taxes" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and

(ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

                  (g) "Taxing Authority" means any government authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                                    ARTICLE V
                              ADDITIONAL COVENANTS

                  5.1. Regulatory Matters. Following the date hereof, Parent and Newco shall file promptly any forms required under applicable law and take any other action reasonably necessary in connection with (a) obtaining the expiration or termination of the waiting periods under the HSR Act applicable to the Contribution and the other Transactions, and (b) the matters described in
Section 9.1 of the Merger Agreement.

                  5.2. Conduct of Business Prior to the Effective Time. During the time from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Merger Agreement or the Option Agreements, or as disclosed in the Parent Disclosure Schedule, (a) Parent and its Subsidiaries shall based on its reasonable commercial judgment, conduct the Contributed Businesses in the ordinary course, (b) based on its reasonable commercial judgment, use reasonable best efforts to maintain and preserve intact the business organization, employees and advantageous business relationships of the Contributed Businesses and retain the services of the officers and key employees of the Contributed Businesses, and (c) take no action which would adversely affect or delay the ability of the Contributed Businesses to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the Transactions or to perform its covenants and agreements under this Agreement, the Merger Agreement or the Option Agreements or to consummate the Transactions or otherwise delay or prohibit consummation of the Transactions.

                  5.3. Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Parent Disclosure Schedule or as disclosed in the Parent Commission Documents filed prior to the date hereof and, except as expressly contemplated by this Agreement, the Merger Agreement or the Option Agreements, neither Parent nor LLC shall permit any of their respective Subsidiaries to, without the prior written consent of Lycos and
TMCS:

                  (a) other than in the ordinary course of business and in amounts that are not material, incur any indebtedness on behalf of the Contributed Businesses, for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Contributed Businesses, on the one hand, to any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

                  (b) (i) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of the capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the capital stock, of any Contributed Businesses provided, however, that Parent shall be permitted to sweep or otherwise cause to be distributed cash from the Contributed Businesses;

                  (i) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of the stock of any entity included in the Contributed Businesses; or

                  (ii) issue any additional shares of capital stock of the Contributed Businesses except pursuant to the exercise of stock options under the Internet Shopping Network stock option plans issued and outstanding as of the date hereof.

                  (c) other than in the ordinary course of business, consistent with past practice, increase in any manner the compensation or fringe benefits of any of the employees of the Contributed Businesses or pay any pension, severance or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of such employee, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

                  (d) except in the ordinary course of business, settle any material claim, action or proceeding involving money damages, provided that such money damages are paid prior to the Closing;

                  (e) knowingly take any action that would prevent or impede the Mergers and the Contribution, taken together, from qualifying as an exchange contemplated by Section 351 of the Code;

                  (f) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Mergers set forth in Article X of the Merger Agreement not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (g) enter into any "non-compete" or similar agreement that would materially restrict the businesses of Newco following consummation of the Transactions;

                  (h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Contributed Businesses (other than as contemplated by the Transactions);

                  (i) implement or adopt any change in its accounting principles, practices or methods as they relate to the Contributed Businesses, other than as may be required by GAAP or regulatory guidelines; or

                  (j) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

                  5.4. Information and Access. (a) From the date hereof and continuing until the Closing, each of Parent, as to itself and its Subsidiaries and affiliates (other than Newco and TMCS), and Newco, as to itself and its Subsidiaries, agrees that it shall afford and, with respect to clause (ii) below, shall cause its independent auditors to afford, (i) to the officers, independent auditors, counsel and other representatives of the other or of Lycos reasonable access or of Lycos to its properties, books, records (including Tax Returns filed and those in preparation) and personnel in order that the other or Lycos may have a full opportunity to make such investigation as it reasonably desires to make of the other or others consistent with their rights under this Agreement, and (ii) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 5.4 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party. Except as required by law or stock exchange or NASD regulation, any information furnished pursuant to this Section 5.4 (including any information furnished to the other prior to the date hereof) shall be held in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement among Parent, Lycos and TMCS.

                  (b) From and after the Closing, each of Parent, as to itself and its Subsidiaries and affiliates (other than Newco and TMCS), on the one hand, and each of Newco and its Subsidiaries, on the other hand, agrees that it shall afford to the officers, independent auditors, counsel and other representatives of the other reasonable access to its books, records and personnel for reasonable business purposes, for example in order that the party requesting access can prepare tax and other filings with respect to any periods prior to Closing, or respond to, negotiate, settle or litigate any claims related to the Contributed Businesses for which the requesting party has any liability hereunder.

                  5.5. Transactions with Affiliates. (a) Except as otherwise agreed to by Parent, Newco, TMCS and Lycos, all agreements and transactions between the Contributed Businesses, on the one hand, and Parent and its Subsidiaries (other than TMCS), on the other hand, shall be terminated effective as of the Closing without any liability to any party except for payments due, if any, for goods and services provided prior to the Closing.

                  (b) From and after the Closing, Parent agrees that it will provide carriage on all of its broadcast stations that presently offer Home Shopping programming of programming relating to the Home Shopping business of Newco in exchange for payment by Newco of the direct operating costs and related expenses of such carriage and without any distribution fee, provided, however, that, upon 90 days' notice by Parent, such carriage arrangements with respect to any or all of the Parent broadcast stations that then carry Home Shopping programming may be terminated. In the event that Parent provides such notice, Newco shall not be obligated to reimburse Parent for the direct operating costs and related expenses described in this sentence as of the date of termination of the related carriage arrangement. Newco, on its behalf and on behalf of the Contributed Businesses, and Parent, on its behalf and on behalf of its Subsidiaries (other than the Contributed Businesses and TMCS) agree that the arrangements described in this Section 5.5(b) shall, as of the

Closing, supersede in their entirety any other agreement or arrangement with respect to the carriage of Home Shopping programming on any broadcast station owned or controlled, directly or indirectly, by Parent. In the case of a station that Parent does not hold a direct or indirect controlling interest in, but has a significant minority interest in, Newco agrees that any carriage agreement with such station may be terminated by such station on 90 days' notice with the concurrence of Parent, regardless of the provisions of the applicable carriage agreement.

                  5.6. Reservation and Listing of Newco Common Stock. Newco hereby covenants to Parent that it shall reserve and keep available out of its authorized but unissued shares of Newco Common Stock, such number of its duly authorized shares of Newco Common Stock as shall be sufficient to issue upon the exchange of all shares of Newco Class B Common Stock held by Parent and its affiliates. All shares of Newco Common Stock to be issued pursuant to this Agreement, including upon exchange of shares of Newco Common Stock for Newco Class B Common Stock shall, upon issuance, be duly qualified for quotation for trading on The Nasdaq Stock Market.

                  5.7. Further Action. (a) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the other Transaction Agreements and consummate and make effective the Transactions contemplated by the Transactions Agreements (including without limitation the Contribution of the Contributed Businesses to Newco as an exchange described in Section 351 of the Code).

                  (b) In the event that at any time or from time to time following the Closing, Parent (or its Subsidiaries) shall receive or otherwise possess any asset that comprises the businesses to be Contributed at the Closing to Newco, or Newco (or its Subsidiaries) shall receive or otherwise possess any asset that comprises the businesses of Parent other than the businesses to be Contributed at the Closing was not of the sort contemplated to be Contributed by Parent (or its Subsidiaries) at the Closing, such party shall promptly use all reasonable efforts to transfer, or cause to be transferred, such asset to the party so entitled thereto. Prior to any such transfer, the party (or its affiliates) possessing such asset shall hold such asset (and all earnings generated by such asset from and after the Closing) in trust for such other party.

                  5.8. Employees. (a) Except as otherwise agreed to by Parent and Newco, the active participation of Contributed Employees in Benefit Arrangements that are not Contributed Benefit Arrangements shall cease as of the Closing Date, and no additional benefits shall accrue thereunder in respect of periods following the Closing Date for such Contributed Employees. To the extent the Benefit Arrangements are no longer continued after the Closing Date, with respect to the Contributed Employees who are employed immediately following the Closing Date by Newco or its Subsidiaries (the "Continued Employees"), the Continued Employees shall be provided with benefits under plans maintained or established by Newco that are substantially similar to those provided to similarly-situated employees of Newco (taking into account all relevant factors, including, without limitation, geographic location, position and duties), and such Newco benefit plans shall provide benefits thereunder on a basis that does not discriminate between the Continued Employees and the other employees of Newco.

                  (b) The parties hereto intend that there shall be continuity of employment with respect to all of the Contributed Employees. Newco shall provide employment, commencing on the Closing Date, to all Contributed Employees, including, without limitation, those who as of the Closing Date are on disability or leave of absence, and any active employee as of the Closing Date who is hired by the Contributed Businesses after the date of this Agreement, and excluding any Contributed Employee whose employment terminates for any reason with the Contributed Businesses prior to the Closing Date, on substantially the same terms (including salary, job responsibility and location) as those provided to such employees immediately prior to the Closing Date.

                  (c) Newco will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continued Employees under any welfare plan that such employees may be eligible to participate in after the Closing Date, to the extent that such conditions would have been waived under the corresponding welfare plan in which any such employee participated in immediately prior to the Closing Date, (ii) provide each Continued Employee with credit for any co-payments and deductibles paid prior to the Closing Date, for the calendar year in which the Closing Date occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date, and (iii) provide each Continued Employee with credit for all service for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan) with Parent and its affiliates, as applicable, under each employee benefit plan, program, or arrangement of Newco or its affiliates in which such employees are eligible to participate in after the Closing Date; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

                  (d) Parent and Newco agree to cooperate reasonably and in good faith to lower any costs that may be borne by Parent or Newco as a result of the contemplated Transactions (e.g., severance costs) and to cooperate reasonably and in good faith on other transition matters relating to the Continued Employees and their benefits; provided, however, that nothing in this provision shall require Newco to continue to participate in or maintain any benefit plans or arrangements that existed prior to the Closing Date. Parent shall cooperate reasonably and in good faith to bifurcate, to the extent necessary, the payroll systems between the Contributed Employees and employees of Parent effective as of the Closing Date (or such later date as is administratively feasible).

                  (e) Certain Continued Employees currently participate in the USA Networks, Inc. Retirement Savings Plan (the "Parent DC Plan"). With respect to the Parent DC Plan, such Continued Employees shall not accrue benefits and service credit under such plan in respect of periods after the Closing Date, and shall commence participation in the Newco savings plan (the "Newco Savings Plan") as soon as practicable following the Closing Date with full credit, for purposes of vesting, for all service credited for such purposes as of the Closing Date under the Parent DC Plan. Newco shall provide to Parent evidence reasonably satisfactory to Parent that the

Newco Savings Plan and the corresponding trust qualify under the requirements of Sections 401(a) and 501(a) of the Code, respectively. Parent shall provide to Newco evidence reasonably satisfactory to Newco that the Parent DC Plan and the corresponding trust remain qualified under the requirements of Sections 401(a)and 501(a) of the Code, respectively. Provided Parent and Newco have received evidence reasonably satisfactory to them in accordance with the preceding sentences, as soon as is reasonably practicable following the Closing Date, but in no event later than 60 days following receipt of such mutually satisfactory evidence, Parent shall take or cause to be taken all action required or appropriate to transfer the account balances of all Continued Employees to the trust associated with the Newco Savings Plan. Such transfers shall be made in cash or in kind (as elected by Newco), and in the case of participant loans, notes (or other assets reasonably acceptable to Newco) equal in value to the account balances to be transferred, determined as of the last valuation date preceding the transfer. For the period from the Closing Date until the transfer, Newco shall collect by payroll deduction and promptly pay over to the Parent DC Plan all loan payments required on participant loans made by the plan to any Continued Employee and Parent shall cause the Parent DC Plan to administer and pay all distributions, withdrawals and loans payable under the terms of such plan to any Continued Employee until the transfer. Upon the transfer of the account balances (including participant loans) to the Newco Savings Plan, Newco shall assume all liabilities specifically attributable to the account balances of Continued Employees in respect of the Parent DC Plan from which that transfer was made.

                  (f) To the extent permitted by applicable law, Newco shall assume and be responsible for all accrued vacation through the Closing Date in respect of the Continued Employees.

                  (g) All medical, life insurance, disability and other welfare plan expenses and benefits for each Continued Employee with respect to claims incurred by such employees or their covered dependents prior to the Closing Date shall be covered under the Benefit Arrangements as in effect prior to the Closing Date. Expenses and benefits with respect to claims incurred by Continued Employees or their covered dependents on or after the Closing Date shall be the responsibility of Newco. For purposes of this paragraph, a medical claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the disability is determined to have occurred.

                  (h) Without limiting the generality of the foregoing, effective as of the Closing Date, Newco shall assume, and become the successor entity, with respect to the Contributed Benefit Arrangements. Newco shall assume all collective bargaining agreements applicable to the Continued Employees, as modified by any negotiations between Newco and the applicable union.

                  (i) Notwithstanding anything contained herein to the contrary, from and after the Closing Date, Parent and its affiliates shall jointly and severally indemnify and hold harmless Newco and its Affiliates (other than Parent and its Affiliates) from any joint and several Controlled Group Liability of Parent or its affiliates. For this purpose, "Controlled Group Liability" shall mean any and all claims, losses, expenses, costs or obligations arising out of or relating to (i) Title IV of ERISA; (ii) Section 302 of ERISA; (iii) Sections 412 and 4971 of the Code; and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, with respect to any plan or program of Parent or its affiliates which is not a Benefit Arrangement and which becomes a liability of Newco solely as a result of the purchase of the Contributed Business pursuant to the Transaction.

                  5.9. Representations and Warranties. From the date hereof until the Closing Date, none of Parent, LLC or Newco shall take or omit to take any action that is intended or expected to result in any of the representations and warranties made by it in this Agreement being or becoming untrue in any material respect, or in any of the conditions to this Agreement set forth in
Article VI not being satisfied or in violation of any provision of this Agreement.

                  5.10. Voting of Parent TMCS Shares. Parent agrees that, at a meeting duly called by TMCS or pursuant to an action by written consent, Parent shall vote or provide a written consent with respect to all shares of TMCS owned by it in favor of approval of the Transaction Agreements and the Transactions and any related matters to be acted upon by the TMCS shareholders in connection with consummation of the Transactions.

                  5.11. Indemnification of Officers and Directors. From and after the Closing, Newco shall indemnify any person who now is, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing, a director or officer of the Contributed Businesses, including any Subsidiary thereof or any of their respective predecessors, in the same manner and to the same extent as provided for with respect to the indemnification of the individuals identified in Section 9.9 of the Merger Agreement (including with respect to the provision of insurance).

                  5.12. Cash. Until the Closing Date, Parent and its Subsidiaries shall be entitled to sweep all cash and shall manage the indebtedness, accounts and notes receivable, capital expenditures and the cash flows related to the Contributed Businesses in the ordinary course of business and consistent with past practice. Without limiting the foregoing, neither Parent nor any of its Subsidiaries shall accelerate the collection of its accounts and notes receivable with respect to the Contributed Businesses, increase the amount of time to pay any of its indebtedness or dispose of any material amount of the assets of the Contributed Businesses. At the Closing, the Contributed Businesses shall include $9.5 million in cash.

                                   ARTICLE VI
                                   CONDITIONS

                  6.1. Conditions to Parent's Obligations. The obligations hereunder of Parent to consummate the Contribution, are subject to the satisfaction, at or before the Closing, of each of the following conditions. These conditions are for the sole benefit of Parent and may be waived by Parent (in whole or in part) at any time in its sole discretion.

                  (a) Each of the conditions to the Merger Agreement (other than Section 10.1(f) of the Merger Agreement) shall have been satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, and the Mergers shall have been consummated in accordance with the terms of the Merger Agreement.

                  (b) Parent shall have received from each of Lycos and TMCS a certificate attesting to the satisfaction of the conditions described in Sections 10.3 and 10.2, respectively, of the Merger Agreement.

                  (c) Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, addressed to Parent and LLC, dated the Closing Date, to the effect that the contribution of the Contributed Businesses to Newco pursuant to this Agreement, taken together with the Mergers, constitutes an exchange described in Section 351 of the Code.

                  6.2. Conditions to Newco's Obligations. The obligations of Newco hereunder to consummate the Contribution are subject to the satisfaction, at or before the Closing, of each of the following conditions. Subject to
Section 9.13 of the Merger Agreement, these conditions are for the benefit of Newco and, subject to Section 9.13 of the Merger Agreement, may be waived (in whole or in part) at any time in its sole discretion.

                  (a) Subject to the standard set forth in Section 9.3(b), the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Newco shall have received a certificate signed on behalf of Parent by an appropriate executive officer to such effect.

                  (b) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Newco shall have received a certificate signed on behalf of Parent by an appropriate executive officer to such effect..

                  (c) Each of the conditions to the Merger Agreement (other than Section 10.1(f) of the Merger Agreement) shall have been satisfied or waived in accordance with the terms of the Merger Agreement and the Mergers shall have been consummated in accordance with the terms of the Merger Agreement.

                                   ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

                  7.1. Survival. All representations and warranties of the parties contained in this Agreement or in any Schedule hereto, or any certificate, document or other instrument delivered in connection herewith shall not survive the Closing. All covenants and agreements which by their terms contemplate performance after the Closing Date (including but not limited to the indemnities) shall survive the Closing.

                  7.2. Indemnification. (a) From and after the Closing Date, Parent and its Subsidiaries (other than Newco) shall jointly and severally indemnify and hold harmless Newco, Newco's affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Newco Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys' fees and expenses (including, but not limited to, attorney and expert fees and expenses incurred to enforce the terms of this Agreement) net of tax benefits and any recovery from any third party including, without limitation, insurance proceeds and taking into account tax costs (collectively, "Loss and Expenses") suffered, directly or indirectly (other than through any equity interest in Newco) by any Newco Indemnified Party by reason of, or arising out of any failure by Parent and its Subsidiaries (other than Newco) to pay, perform or discharge any liabilities of Parent and its Subsidiaries other than those of the Contributed Businesses. Such indemnification obligation shall also extend to liability of any Contributed Business other than Pacer/CATS due to a cross-default, guarantee or other surety obligation of such party triggered by a default under the Pacer/CATS credit agreement.

                  (b) From and after the Closing Date, Newco and its Subsidiaries shall jointly and severally indemnify and hold harmless Parent, Parent's affiliates (other than Newco), each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Parent Indemnified Parties") from and against any and all Loss and Expenses suffered, directly or indirectly by any Parent Indemnified Parties by reason of, or arising out of, any failure by Newco and its Subsidiaries to pay, perform or discharge any liabilities of the Contributed Businesses.

                  (c) Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of the indemnified party's notice of a claim under this Article VII.

                  (d) The provisions of this Section 7.2 shall not affect the obligations and benefits of the parties set forth in Sections 4.2 and 4.3 of this Agreement.

                  7.3. Third-Party Claims. If a claim by a third party is made against an indemnified party (i.e., a Newco Indemnified Party or Parent Indemnified Party), and if such indemnified party intends to seek indemnity with respect thereto under this Article VII, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party unless the indemnified party shall have reasonably determined that representation by the same counsel would be inappropriate under the applicable standards of appropriate conduct due to actual or potential differing interests between them, and in that event, the fees and expenses of such counsel shall be paid by the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. In the event that the indemnifying party assumes such defense, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the indemnifying party. The indemnified party shall not pay or settle any claim which the indemnifying party is contesting without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnifying party shall not settle any claim unless it contains an unconditional release of the indemnified party from any and all liability with respect to such third party claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within twenty
(20) days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

                                  ARTICLE VIII
                                   TERMINATION

                  8.1. Termination of the Merger Agreement. This Agreement shall terminate automatically upon, and may only be terminated upon, the termination of the Merger Agreement. In the event of termination of this Agreement as provided herein, this Agreement shall be of no further force or effect, except
(a) as provided in the last sentence of Section 5.4, this Section 8.1 and
Article IX, each of which shall survive termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE IX
                                     GENERAL

                  9.1. Definitions. The capitalized terms used herein shall have the respective meanings assigned to such terms set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

                  (a) "Adjusted Party" shall have the meaning set forth in
Section 4.11;

                  (b) "Agreement" shall have the meaning set forth in the Preamble;

                  (c) "Balance Sheet" shall have the meaning set forth in
Section 2.6(b);

                  (d) "Balance Sheet Date" shall have the meaning set forth in
Section 2.6(b);

                  (e) "Benefit Arrangements" shall have the meaning set forth in
Section 2.8(a);

                  (f) "CERCLA" shall have the meaning set forth in Section 2.17;

                  (g) "Closing" shall have the meaning set forth in Section 1.2;

                  (h) "Closing Date" shall have the meaning set forth in Section 1.2;

                  (i) "Code" shall mean the Internal Revenue Code of 1986 amended;

                  (j) "Commission" shall have the meaning set forth in Section 2.6(a);

                  (k) "Consolidated Return Taxes" shall have the meaning set forth in Section 4.12(a);

                  (l) "Continued Employees" shall have the meaning set forth in
Section 5.8(a);

                  (m) "Contracts" shall mean all executory written agreements, contracts, commitments, understandings and other instruments or arrangements;

                  (n) "Contribute" shall have the meaning set forth in Section 1.1;

                  (o) "Contributed Benefit Arrangement" shall have the meaning set forth in Section 2.8(a);

                  (p) "Contributed Businesses" shall have the meaning set forth in Section 1.1;

                  (q) "Contributed Employees" shall have the meaning set forth in Section 2.8(a);

                  (r) "Contribution" shall have the meaning set forth in the Preamble;

                  (s) "Controlled Group Liability" shall have the meaning set forth in Section 5.8(i);

                  (t) "Corresponding Item" shall have the meaning set forth in
Section 4.11(a);

                  (u) "Corresponding Party" shall have the meaning set forth in
Section 4.11(a);

                  (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                  (w) "ERISA Affiliate" shall have the meaning set forth in
Section 2.8(c);

                  (x) "Exchange Act" shall mean the Securities Exchange Act of 1934 and the regulations promulgated thereunder, each as amended;

                  (y) "GAAP" shall mean United States generally accepted accounting principles;

                  (z) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated thereunder, each as amended;

                  (aa) "Income Taxes" shall have the meaning set forth in
Section 4.12(b);

                  (bb) "Intellectual Property Rights" shall have the meaning set forth in Section 2.13(a);

                  (cc) "Liens" shall have the meaning set forth in Section 2.2;

                  (dd) "LLC" shall have the meaning set forth in the Preamble;

                  (ee) "Lycos" shall have the meaning set forth in the Recitals;

                  (ff) "Newco Material Adverse Effect" shall mean a material adverse effect on (i) the business, operations, results of operations, or financial condition of Newco and its Subsidiaries, taken as a whole, or (ii) the ability of Newco to timely consummate the Transactions;

                  (gg) "Merger Agreement" shall have the meaning set forth in the Recitals;

                  (hh) "Mergers" shall have the meaning set forth in the Recitals;

                  (ii) "NASD" shall mean the National Association of Securities Dealers, Inc.;

                  (jj) "Newco" shall have the meaning set forth in the Preamble;

                  (kk) "Newco Class B Common Stock" shall have the meaning set forth in Section 3.4(a);

                  (ll) "Newco Common Stock" shall have the meaning set forth in
Section 3.4(a);

                  (mm) "Newco Indemnified Parties" shall have the meaning set forth in Section 7.2(a);

                  (nn) "Newco Preferred Stock" shall have the meaning set forth in Section 3.4(a);

                  (oo) "Newco Savings Plan" shall have the meaning set forth in
Section 5.8(e);

                  (pp) "Newco Stock" shall have the meaning set forth in Section 3.4(a);

                  (qq) "Option Agreements" shall have the meaning set forth in the Recitals;

                  (rr) "Parent" shall have the meaning set forth in the Preamble;

                  (ss) "Parent Commission Documents" shall have the meaning set forth in Section 2.6(a);

                  (tt) "Parent Contract" shall have the meaning set forth in
Section 2.14(a);

                  (uu) "Parent DC Plan" shall have the meaning set forth in
Section 5.8(e);

                  (vv) "Parent Disclosure Schedule" shall have the meaning set forth in Article II;

                  (ww) "Parent Forms 10-K" shall have the meaning set forth in
Section 2.6(a);

                  (xx) "Parent Indemnified Parties" shall have the meaning set forth in Section 7.2(b);

                  (yy) "Parent Material Adverse Effect" shall mean a material adverse effect on (i) the business, operations, results of operations, or financial condition of the Contributed Businesses considered as a whole or (ii) the ability of Parent or LLC to timely consummate the Transactions;

                  (zz) "Parties" shall have the meaning set forth in the Recitals;

                  (aaa) "Returns" shall have the meaning set forth in Section 4.12(c);

                  (bbb) "Sales Taxes" shall have the meaning set forth in
Section 4.12(e);

                  (ccc) "Securities Act" shall mean the Securities Act of 1933 and the regulations promulgated thereunder, each as amended;

                  (ddd) "Separate Return Taxes" shall have the meaning set forth in Section 4.12(d);

                  (eee) "Subsidiaries" shall mean, with respect to any person, each of the direct or indirect subsidiary of such person and each limited liability company and limited partnership controlled by such person;

                  (fff) "Tax Audit" shall have the meaning set forth in Section 4.7(d);

                  (ggg) "Taxes" shall have the meaning set forth in Section 4.12(f);

                  (hhh) "Taxing Authority" shall have the meaning set forth in
Section 4.12(g);

                  (iii) "TMCS" shall have the meaning set forth in the Recitals;

                  (jjj) "Transaction Agreements" shall have the meaning set forth in the Recitals;

                  (kkk) "Transactions" shall have the meaning set forth in the Recitals; and

                  (lll) "Transferring Entities" shall mean, collectively, the direct holders of 100% of the Contributed Businesses, all of which holders are Subsidiaries of Parent.

                  9.2. Efforts to Proceed Promptly. Each of the parties agrees to use their respective reasonable best efforts to take all such action (including, without limitation, executing such other agreements and instruments, and making such filings, including filings required under the HSR Act) as may be necessary or appropriate in order to effectuate the Transactions as promptly as practicable. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents and to do all such other acts and things, as may be required by law or as, in the opinion of the parties, may be necessary or advisable to carry out the intent and purposes of this Agreement. Each party agrees that it will act diligently and in good faith to carry out its respective obligations under this Agreement.

                  9.3. Standards; Disclosure Schedules. (a) Prior to the execution and delivery of this Agreement, Parent delivered the Parent Disclosure Schedule to Newco, which disclosure schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article II or Section 4.1, or to one or more of such party's covenants contained in Article V; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.2(a), and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or a material fact, event or circumstance or that such item has had or would have had a Material Adverse Effect with respect to Parent or Newco, as the case may be; provided, further, that no Disclosure Schedule or other information, or modification thereof, that is provided following the execution and delivery of this Agreement by the parties hereto shall be deemed to modify any representation, warranty or covenant set forth herein or in the Merger Agreement.

                  (b) No representation or warranty of Parent contained in
Article II (except for the first sentence of Section 2.10) or Section 4.1 or of Newco contained in Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article II or Section 4.1, in the case of Parent, or Article III, in the case of Newco, has had a Material Adverse Effect with respect to Parent or Newco, respectively. For all purposes of determining whether any facts or events contravening a representation or warranty contained herein constitute, individually or in the aggregate, a Material Adverse Effect, representations and warranties contained in Article II (other than the first sentence of Section 2.10) or Section 4.1 or Article III shall be read without regard to any reference to materiality or Material Adverse Effect set forth therein.

                  9.4. Notices. Any notices, requests, demands or other communications to be given by a Party hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid, addressed (until another address is supplied by notice duly given hereunder) as follows:

                  If given to Parent or LLC:

                           USA Networks, Inc.
                           152 West 57th Street
                           New York, New York 10019

                           Attention: General Counsel
                           Facsimile: (212) 314-7329

                  with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attention: Pamela S. Seymon, Esq.
                                      Andrew J. Nussbaum, Esq.
                           Facsimile: (212) 403-2000

                  If given to Newco:

                           USA Interactive Inc.
                           c/o USA Networks, Inc.
                           at the address above

                  with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attention: Pamela S. Seymon, Esq.
                                      Andrew J. Nussbaum, Esq.
                           Facsimile: (212) 403-2000

                  9.5. Specific Enforcement. Each of parties hereto recognize and agree that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, immediate irreparable injury would be caused for which there is no adequate remedy at law. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

                  9.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. The exercise of any rights or obligations hereunder shall be subject to such reasonable delay as may be required to prevent a party from incurring any liability under the federal securities laws, and the parties agree to cooperate in good faith in respect thereof.

                  9.7. Entire Agreement. This Agreement, the Merger Agreement, the schedules and exhibits hereto and thereto and any documents delivered hereunder constitute the entire agreement between the parties and supersede any prior agreement or understanding between the parties with respect to the subject matter hereof.

                  9.8. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by each of Parent and Newco. Newco hereby agrees with Parent that it will not enter into or permit any amendment to, or waiver or modification of any rights or obligations under, the Merger Agreement (including the exhibits attached thereto) or any agreement to which it is a party without the prior consent of Parent.

                  9.9. Headings; References. Article headings are inserted for convenience and reference purposes only, and are not and shall not be deemed to be a part of this Agreement or affect any meaning or interpretation hereof. References herein to "the date hereof," "the date of this Agreement," and similar references are to February 8, 1999.

                  9.10. Counterparts. This Agreement may be executed in one or more counterpart copies and by facsimile; each of which shall be considered an original, but together shall constitute one agreement.

                  9.11. Governing Law. This Agreement and all matters collateral hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

                  9.12. Public Announcement. So long as this Agreement is in effect, each of Parent and Newco agree to consult with each other and with Lycos and TMCS before issuing any press release or otherwise making any public statement with respect to the Transactions; and neither Parent nor Newco will issue any press release or make any such public statement with respect to the Transactions without the consent of the other party and of Lycos and TMCS, except as may be required by law (including, without limitation, disclosure required in public filings required to be made by Parent) or the requirements of any securities exchange.

                  9.13. Third Party Beneficiaries. Nothing contained in this Agreement is intended to or shall confer upon any person other than the parties any rights or remedies hereunder; provided, however, that (a) Lycos and TMCS each shall be a third party beneficiary to the rights of Newco under this Agreement and whenever they or either of them is expressly identified herein and
(b) the persons identified in Section 5.11 shall be beneficiaries of the provisions thereof.


                                   *   *   *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                                    USA NETWORKS, INC.



                                    By: /s/ Victor A. Kaufman
                                       ----------------------------------------
                                        Name:  Victor A. Kaufman
                                        Title: Office of the Chairman and
                                               Chief Financial Officer



                                    USANi LLC



                                    By: /s/ Victor A. Kaufman
                                       -----------------------------------------
                                       Name:  Victor A. Kaufman
                                       Title: Office of the Chairman and
                                              Chief Financial Officer



                                    USA INTERACTIVE INC.



                                    By: /s/ Dara Khosrowshahi
                                       -----------------------------------------
                                       Name:  Dara Khosrowshahi
                                       Title: Vice President and Treasurer